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                                  Exhibit 21.1
CoreComm Limited Subsidiaries

CoreComm Billing, Inc.
CoreComm Newco, Inc.
CoreComm Ohio Limited (Bermuda)

CoreComm Operating Co. Ltd. (Bermuda)

CoreComm Services, Inc.
CoreComm Telco, Inc.
CoreComm Arizona, Inc.
CoreComm California, Inc.
CoreComm Colorado, Inc.
CoreComm Connecticut, Inc.
CoreComm Delaware, Inc.
CoreComm District of Columbia, Inc.
CoreComm Florida, Inc.
CoreComm Georgia, Inc.
CoreComm Illinois, Inc.
CoreComm Indiana, Inc.
CoreComm Kansas, Inc.
CoreComm Louisiana, Inc.
CoreComm Maryland, Inc.
CoreComm Massachusetts, Inc.
CoreComm Michigan, Inc.
CoreComm Minnesota, Inc.
CoreComm Missouri, Inc.
CoreComm Nevada, Inc.
CoreComm New Jersey, Inc.
CoreComm North Carolina, Inc.
CoreComm Oklahoma, Inc.
CoreComm Oregon, Inc.
CoreComm Pennsylvania, Inc.
CoreComm Texas, Inc.
CoreComm Virginia, Inc.
CoreComm Washington, Inc.
CoreComm Wisconsin, Inc.
Cortelyou Communications Corp.
Digicom, Inc.
FCC Holdco I, Inc.
FCC Holdco II, Inc.